Exhibit 10.2

July 23, 2007

Kurt Kalbfleisch

Dear Kurt;

On behalf of Overland Storage, Inc., I am pleased to offer you a promotion to the position of Vice President, Finance. In this role you will continue to report to me. The terms for the position are as follows:

Effective date:	July 23, 2007

Base Compensation:	$7,692.31 gross biweekly, which is equal to $200,000 annually.

Stay Bonus:	$40,000 gross payable at the rate of $10,000 per quarter (10/23/07, 1/23/08, 4/23/08 and 7/23/08) based on continued employment on each quarterly date.

Stock Options:	You will be offered a stock option grant to be determined and approved at the next Board of Directors meeting on or about August 7, 2007.

Retention Agreement:	You will receive the company’s standard Retention Agreement which provides for the payment of one year of severance if you are terminated within two years of a change of control.

If you choose to accept this position, please note that your employment with Overland Storage, Inc. continues to be at-will with no specified period or term of employment.

Please indicate your acceptance of the foregoing terms by signing below and returning this letter to Human Resources.

Sincerely,

/s/ Vernon A. LoForti

Vernon A. LoForti
Vice President and
Chief Financial Officer

Acceptance:	/s/ Kurt Kalbfleisch
Kurt Kalbfleisch

Date:	July 24, 2007

By signing, I understand and acknowledge the terms of this offer.